Dexcom Promotes Quentin Blackford to Chief Operating Officer

SAN DIEGO--(BUSINESS WIRE)—September 17, 2019-- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the promotion of Quentin Blackford to the role of Chief Operating Officer (COO) in addition to his duties as Chief Financial Officer.
Mr. Blackford has served as Dexcom’s Executive Vice President and Chief Financial Officer since 2017. He has played a key role during one of the most significant periods of growth in the Company’s history, including the launch of Dexcom’s G6 system and the ongoing expansion of the Company’s manufacturing and business service operations. In his new role as COO, Quentin will oversee Dexcom’s worldwide supply chain, manufacturing operations, and expansion into new markets, better positioning the Company to fulfill its growth potential.

“We believe we are on the cusp of tremendous opportunities that will require discipline across our financial investments, resource allocation and business processes,” said Kevin Sayer, Chairman, President and Chief Executive Officer at Dexcom. “In light of this, we are expanding Quentin’s role to include oversight of global manufacturing operations, supply chain management and expansion into new markets. We believe this expanded role will allow for better coordination across key business units that are critical to the realization of these opportunities.”

About DexCom, Inc.
DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers for the treatment of people with diabetes.

DexCom, Inc.:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com